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                                                                   Exhibit 10.11

Lyondell Chemical Company

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ELECTIVE DEFERRAL PLAN FOR NON-EMPLOYEE DIRECTORS

As Amended and Restated Effective January 1, 2003

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                                                                   Exhibit 10.11

                                   ARTICLE I

                               GENERAL PROVISIONS

Section 1.1 Purpose and Intent of Plan. This Plan is intended to provide an opportunity for Directors who are not Company employees to accumulate supplemental funds for retirement or special needs before retirement through the deferral of portions of their Board and Board Committee Retainer Fees.

Section 1.2 Effective Date of Plan. This amended and restated Plan document shall be effective January 1, 2003.

Section 1.3 Definitions.

     (a) Account means a separate bookkeeping account maintained by the Company for each Participant which measures and determines the amounts to be paid to the Participant under the Plan.

     (b) Administrative Committee means a committee of independent directors designated by the Board.

     (c) Beneficiary means a person entitled to receive a Participant's Plan interest when the Participant's dies.

     (d)    Board means the Board of Directors of Lyondell Chemical Company.

     (e) Board Committee means any committee established by the Board which consists of Directors and which reports to the Board.

     (f) Chairman Fee means the annual amount payable in cash to a Director as additional compensation for serving as Chairman of the Board or as Chairman of a Board Committee.

     (g) Change in Control shall be deemed to have occurred on the date that one or more of the following occurs:

            (i) Individuals who, as of February 1, 1999, constitute the entire Board ("Incumbent Directors") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the then Incumbent Directors shall be considered as though such individual was an Incumbent Director, but excluding, for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest, as such terms are used in Rule 14a-11 under the Securities Exchange Act of 1934, as amended or other actual or threatened solicitation of proxies or consents by or on behalf of any Person (as defined below) other than the Board;

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          (ii)  The stockholders of the Company shall approve any merger, consolidation or recapitalization of the Company (or, if the capital stock of the Company is affected, any subsidiary of the Company), or any sale, lease, or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company (each of the foregoing being an "Acquisition Transaction") where (1) the shareholders of the Company immediately prior to such Acquisition Transaction would not immediately after such Acquisition Transaction beneficially own, directly or indirectly, shares or other ownership interests representing in the aggregate eighty percent (80%) or more of (a) the then outstanding common stock or other equity interests of the corporation or other entity surviving or resulting from such merger, consolidation or recapitalization or acquiring such assets of the Company, as the case may be, or of its ultimate parent corporation or other entity, if any (in either case, the "Surviving Entity"), and (b) the Combined Voting Power of the then outstanding Voting Securities of the Surviving Entity or (2) the Incumbent Directors at the time of the initial approval of such Acquisition Transaction would not immediately after such Acquisition Transaction constitute a majority of the Board of Directors, or similar managing group, of the Surviving Entity; provided, however, that, notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred for purposes of this Subsection (ii) if each of the following conditions are met: (a) the Acquisition Transaction is between the Company and/or its Affiliates, on the one hand, and Millennium Chemicals Inc. ("Millennium") and/or its Affiliates, on the other hand, (b) the Company or an entity that was a wholly owned subsidiary of the Company prior to the Acquisition Transaction has a class of equity securities registered under
Section 12 of the Securities Exchange Act of 1934, as amended, immediately after completion of the Acquisition Transaction, (c) Millennium or an entity that was a wholly owned subsidiary of Millennium prior to the Acquisition Transaction has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, immediately after completion of the Acquisition Transaction, and (d) as a result of the Acquisition Transaction, the Company or its Affiliates own a greater percentage equity interest in Equistar Chemicals, LP ("Equistar") than was owned, directly or indirectly, by the Company immediately prior to such Acquisition Transaction;

          (iii) The stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company; or

          (iv) Any Person shall be or become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing in the aggregate more than twenty percent (20%) of either (A) the then outstanding shares of common stock of the Company ("Common Shares") or (B) the Combined Voting Power of all then outstanding Voting Securities of the Company; provided, however, that notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this Subsection (iv):

                (1) Solely as a result of an acquisition of securities by the Company which, by reducing the number of Common Shares or other Voting Securities outstanding, increases (a) the proportionate number of Common Shares beneficially owned by any Person to more than twenty percent (20%) of the Common Shares then outstanding, or (b) the proportionate voting power represented by the Voting Securities

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     beneficially owned by any Person to more than twenty percent (20%) of the
     Combined Voting Power of all then outstanding Voting Securities;

               (2) Solely as a result of an acquisition of securities directly from the Company, except for any conversion of a security that was not acquired directly from the Company; or

               (3) Solely as a result of a direct or indirect acquisition by Occidental Petroleum Corporation ("Occidental") or Millennium, or any Affiliate of either of them, of beneficial ownership of securities representing, (x) in the case of Occidental (with its Affiliates), no more than forty percent (40%), (y) in the case of Millennium (with its Affiliates), no more than forty percent (40%), and (z) in the case of Occidental (with its Affiliates) and Millennium (with its Affiliates) in the aggregate, no more than forty-nine percent (49%), of either (A) the then outstanding Common Shares or (B) the Combined Voting Power of all then outstanding Voting Securities of the Company, pursuant to or as contemplated under any agreement between the Company and Occidental and/or Millennium or Affiliates of either of them (including any subsequent related transaction or series of related transactions or acquisitions of Voting Securities of the Company by Occidental and/or Millennium or their Affiliates or assignees approved by the Incumbent Directors prior to the consummation of such transaction or series of related transactions) where, as a result of such transaction or series of related transactions, the Company or a Surviving Entity owns, directly or indirectly, a greater percentage equity interest in Equistar than was owned, directly or indirectly, by the Company immediately prior to such transaction or series of related transactions;

     provided, further, that if any Person referred to in paragraph (1) or (2) of this Subsection (iv) shall thereafter become the beneficial owner of additional shares or other ownership interests representing one percent (1%) or more of the outstanding Common Shares or one percent (1%) or more of the Combined Voting Power of the Company (other than (x) pursuant to a stock split, stock dividend or similar transaction or (y) as a result of an event described in paragraph (1), (2) or (3) of this Subsection (iv)), then a Change in Control shall be deemed to have occurred for purposes of this Subsection (iv).

          (v) For purposes of this definition of Change in Control, the following capitalized terms have the following meanings:

               (1) "Affiliate" shall mean, as to a specified person, another person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person, within the meaning of such terms as used in Rule 405 under the Securities Act of 1933, as amended, or any successor rule.

               (2) "Combined Voting Power" shall mean the aggregate votes entitled to be cast generally in the election of the Board of Directors, or similar managing group, of a corporation or other entity by holders of then outstanding Voting Securities of such corporation or other entity.

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               (3) "Person" shall mean any individual, entity (including, without limit, any corporation, partnership, trust, joint venture, association or governmental body) or group (as defined in Sections 14(d)(3) or 15(d)(2) of the Exchange Act and the rules and regulations thereunder); provided, however, that Person shall not include the Company, LYONDELL-CITGO Refining LP ("LCR") or Equistar, any of their subsidiaries, any employee benefit plan of the Company, LCR or Equistar or any of their majority-owned subsidiaries or any entity organized, appointed or established by the Company, LCR, Equistar or such subsidiaries for or pursuant to the terms of any such plan.

               (4) "Voting Securities" shall mean all securities of a corporation or other entity having the right under ordinary circumstances to vote in an election of the Board of Directors, or similar managing group, of such corporation or other entity.

     (h) Code means the Internal Revenue Code of 1986, as amended.

     (i) Common Stock means the Company's common stock, par value $1.00 per share.

     (j) Company means Lyondell Chemical Company, and any successor.

     (k) Deferral Election means a voluntary election made by a Director to defer Retainer Fees under Section 2.1, for which the Director has submitted a Participation Agreement.

     (l) Deferral Period means a maximum number of years established by the Administrative Committee in advance of a particular Deferral Election, over which the Director elects to defer Retainer Fees. A new Deferral Period normally shall start each January 1, except that for a new Director, the Deferral Period shall commence after the Director's election to the Board.

     (m) Deferred Compensation means the aggregate amount of Retainer Fees a Director elects to defer under a Deferral Election. If applicable, Deferred Compensation also includes the present value of the accrued retirement benefit earned under the Company's Retirement Plan for Non-Employee Directors on December 31, 1998 which a Director elected to defer under this Plan effective January 1, 1999.

     (n) Deferred Stock Units or DSUs means a bookkeeping unit representing the value of one share of Common Stock used to credit certain deferrals to a Participant's account and track investment returns.

     (o) Director means a Director of the Board who is not a current employee of the Company or any of its subsidiaries or affiliates.

     (p) Financial Hardship means a condition of financial difficulty, determined by the Administrative Committee, upon advice of counsel, based on written information supplied by the Participant or Beneficiary, as the case may be, according to standards established by the Administrative Committee from time to time, which is sufficient to justify a change in Plan payment election without causing receipt of taxable income by any other Plan Participant before the Participant or Beneficiary, as the case may be, actually receives his benefit.

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     (q)  In-Service Distribution means a distribution to a Participant under
Section 4.4 before Termination of Service.

     (r) Interest Rate means (i) for any Plan Year before a Change in Control occurs, 125 percent of the rolling average Ten-Year Treasury Note Rate, as of October 1 before the applicable Plan Year begins, or other interest rate specifically adopted by the Administrative Committee before the election period for the applicable Plan Year; or (ii) for each Plan Year commencing after a Change in Control, the interest rate equal to the greater of (a) the Prime Rate or (b) 125 percent of the rolling average Ten-Year Treasury Note Rate, on October 1 before the applicable Plan Year begins.

     (s) Participant means any Director participating in this Plan as provided in Article II, or any former Director who has not received the entire benefit to which he or she is entitled under this Plan.

     (t) Participation Agreement means a Participant's Deferral Election submitted to the Company before the beginning of the Deferral Period.

     (u)  Plan means this Elective Deferral Plan for Non-Employee Directors.

     (v) Plan Year means each calendar year beginning on January 1 and ending on December 31, except that the first Plan Year is the period which commenced August 1, 1990 and ended on December 31, 1990.

     (w) Prime Rate means the prime commercial lending rate of Citibank, N.A. as publicly announced to be in effect at the close of business on October 1 of the year immediately before the applicable Plan Year commences. The Prime Rate is not necessarily the lowest rate of interest of Citibank, N.A.

     (x) Retainer Fee means the annual amount paid in cash to a Director as compensation for serving in that capacity and any additional Chairman Fees.

     (y) Retirement means the Director's employment termination from the Director's regular, full-time employer with a right to an immediate retirement allowance.

     (z)  Survivor Benefit means the benefits described in Section 4.3.

     (aa) Ten-Year Treasury Note Rate means the rate periodically published by the U.S. Department of Treasury under the heading "10 year Treasury Note Rate".

     (bb) Termination of Service means the Director ceasing to be a Board member.

     (cc) Trust Agreement means the Lyondell Chemical Company Non-Employee Directors Benefit Plans Trust Agreement and any amendments or successor agreements.

     (dd) Unscheduled Distribution means a distribution to a Participant under
Section 4.5.

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     (ee)   Valuation Date means the last day of each month, or other dates the
Administrative Committee determines in its discretion, which may be either more or less frequent, to value Participants' Accounts.

                                   ARTICLE II

                      PARTICIPATION AND DEFERRAL ELECTIONS

Section 2.1 Elective Deferrals. A Director may elect to make deferrals by submitting a Participation Agreement for a Deferral Period to the Company before the Deferral Period commences and specifying the desired form of crediting method under Section 3.5. Each Director's Deferral Election shall be irrevocable except as authorized under Section 2.4.

Section 2.2 Deferral Limit. Deferral Elections shall be subject to any limit established by the Administrative Committee in advance of a Deferral Period, including a minimum deferral amount reasonably anticipated to exceed Eight Thousand Dollars ($8,000) per Deferral Period and a minimum deferral amount reasonably anticipated to exceed at least Two Thousand Dollars ($2,000) per Plan Year in the Deferral Period. The maximum Deferral Election for any Plan Year within a Deferral Period is an amount equal to one hundred (100%) of the Participant's Retainer Fee that would otherwise be payable in cash for that Plan Year.

Section 2.3 Termination of Service. A Participant's Deferral Elections shall terminate on the Participant's Termination of Service.

Section 2.4 Modification of Deferral Elections. Deferral Elections shall be irrevocable except as follows:

     (a) Financial Hardship. The Administrative Committee may permit a Participant to reduce the amount elected under a prior Deferral Election, or to waive the remaining deferrals under a prior Deferral Election, if it finds that the Participant has suffered a Financial Hardship.

     (b) Accelerated Deferral. At the Administrative Committee's discretion, before any Plan Year begins in any Deferral Period for which two or more Plan Years remain, a Participant may elect to accelerate the amount of Deferred Compensation previously elected by a Deferral Election for any remaining Plan Years in that Deferral Period; provided, however, that any Deferred Compensation acceleration for remaining Plan Years in the Deferral Period shall not increase, for any single Plan Year, the total Retainer Fee deferrals above one hundred percent (100%) of the Participant's Retainer Fee payable in cash during that Plan Year.

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                                  ARTICLE III

                         DEFERRED COMPENSATION ACCOUNTS

Section 3.1 Accounts. Accounts shall be maintained for each Participant for record-keeping purposes only.

Section 3.2 Deferred Compensation. A Participant's Deferred Compensation shall be credited to his or her Account on the date when the corresponding non-deferred portion of compensation is paid or would have been paid but for the deferral.

     (a) Continuing Directors. Effective January 1, 2003, any Director who is in office on January 1 of a Plan Year shall be eligible to make a Deferral Election for the Retainer Fee which is deemed to be accrued and payable on that date.

     (b) New Directors. A person who becomes a Director after January 1 of a Plan Year shall be eligible to make a Deferral Election for the pro-rated Retainer Fee payable for service during that Plan Year.

     (c) Retirement Plan Accrued Benefit. Any Deferred Compensation attributable to the accrued benefit earned by the Participant as of December 31, 1998 under the Company's Retirement Plan for Non-Employee Directors was credited to the Participant's Account effective January 1, 1999.

     (d) Tax Withholding. The Company shall have the right to withhold from any Retainer Fees or Plan benefits (or otherwise cause the Director, his Beneficiary or the executor or administrator of his estate to pay) any federal, state, local or foreign taxes required to be withheld for any Deferred Compensation or benefits paid by the Plan, including, but not limited to, Medicare taxes.

Section 3.3 Deferred Stock Units.

     (a) DSU Valuation. Effective January 1, 2003, DSUs allocated to a Participant's Account during a Plan Year for any reason other than a dividend payment, and DSUs transferred into the cash portion of a Participant's Account according to a crediting method election change under Section 3.5, shall be valued at the closing price per share of Common Stock on the last trading date of the prior Plan Year.

     (b) Dividends. When dividends are paid on shares of Common Stock, a Participant's Account which has been credited with DSUs also shall be credited on the dividend record date with an additional number of DSUs equal to (A) the total amount of dividends payable for the number of shares of Common Stock represented by the DSUs credited to the Participant's Account, divided by (B) the closing price per share of Common Stock on the dividend record date.

Section 3.4 Interest Rate. Except as provided in Section 4.8, the cash portion of the Accounts shall be credited on each Valuation Date with interest based on the rates specified below, compounded monthly. Interest shall be credited on each Valuation Date from the date

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when Deferred Compensation is credited to Accounts based on the cash portion of each Account balance.

     (a) Interest Rate During Participant's Lifetime. The Participant's Account will be credited with interest at the applicable Interest Rate for the Plan Year During a Participant's lifetime.

     (b) Interest Rate After Participant's Death. The Participant's Account will be credited with interest at the applicable Interest Rate for the Plan Year following a Participant's death. However, no interest shall be credited on that portion of the benefit representing a Participant's unfulfilled Deferral Election for each unexpired Deferral Period for payments made under Section 4.3(a).

Section 3.5 Election of Crediting Method. Once each Plan Year, a Participant may elect, prospectively, to have the balance credited to his Account allocated between DSUs and cash, and the corresponding crediting methods set forth in Sections 3.3 and 3.4 will apply to the election. Elections shall be made in the manner the Administrative Committee prescribes and will be effective the first day of the following Plan Year. Deferral elections shall specify the initial form of crediting Deferred Compensation.

Section 3.6 Account Determination. A Participant's Account on each Valuation Date shall consist of the balance of the Participant's Account on the immediately preceding Valuation Date, plus the amount of the Participant's Deferred Compensation (in both cash and DSUs) since that Valuation Date, plus interest and dividend-derived DSUs credited to the Account, minus any distributions from or reductions to the Account since the immediately preceding Valuation Date.

Section 3.7 Vesting. Each Participant shall be one hundred percent (100%) vested at all times in the amounts credited to his or her Account.

Section 3.8 Account Statement. The Company shall provide each Participant with a statement of his or her Account balance at least annually.

                                   ARTICLE IV

                                  PLAN BENEFITS

Section 4.1 Plan Benefit. A Participant's Plan benefit shall equal the amount of his or her Account, determined according to Sections 3.6 and 4.6. DSUs credited to a Participant's Account shall be paid in cash based on the closing price of a share of Common Stock on the most recent Valuation Date.

Section 4.2 Distribution on Termination of Service. (a) Lump Sum. Benefits payable on a Participant's Termination of Service, other than due to the Participant's death, shall be paid in a lump sum cash payment unless the Participant has elected to have all or a portion of the benefits distributed according to Sections 4.2(b) and/or 4.2(c).

     (b) Deferred Benefits Commencement. A Participant may elect to have all or any portion of the Participant's Account paid in cash commencing on (i) January of any year

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following the Participant's Termination of Service or (ii) the later of the month following Retirement or completion of all Participant Deferrals under the Plan, but benefit payments must commence no later than the first January following the year when the Participant will reach age seventy-two (72).

     (c) Installment Payments. A Participant may elect to have all or any portion of the Participant's Account paid in substantially equal monthly cash installment payments over five (5) years, ten (10) years or fifteen (15) years. The amount of each monthly installment shall be recalculated effective on January 1 of each year, based on the remaining Account balance and the remaining number of installment payments.

     (d) Election Change. A Participant, other than a former Director, may change a distribution election once each year until the year when the Participant attains age 70. The change must be made during a period established by the Administrative Committee prior to a Deferral Period and the change is irrevocable until the next period established by the Administrative Committee. The Participant's distribution election shall become irrevocable in the year when the Participant attains age 70, but a Participant may request in writing that the Administrative Committee approve an election change made under Subsections (b) or (c) at any time before benefits payments commence, or for installment payments, after payments commence, if (i) the Administrative Committee determines that the Participant has experienced a Financial Hardship justifying the request for an election change, or (ii) the Participant agrees to accept a reduction in the benefit value, as the Administrative Committee determines on advice of counsel as necessary to preclude any Plan Participant from receiving taxable income before the Participant actually receives his or her benefit.

     If a Participant has a voluntary Termination of Service before the year when the Participant attains age 72, the Administrative Committee shall not honor any distribution election change made within the two calendar years immediately before the year when the Termination of Service occurred. The Participant's distribution election made before that period shall be considered the controlling distribution election, unless the Participant requests, and the Administrative Committee grants, a change of election for the reasons provided in (i) or (ii) above.

     (e) Benefits Payment Upon a Participant's Death. Upon a Participant's death, any of the Participant's vested and unpaid benefits shall be paid according to the applicable provisions of Section 4.3.

Section 4.3 Survivor Benefits. (a) Death Prior to Termination of Service. If the Participant dies prior to Termination of Service, the Survivor Benefit shall be equal to the sum of the Participant's Account, determined according to Sections
3.6 and 4.6, plus an amount equal to the Participant's unfulfilled Deferral Elections for unexpired Deferral Periods, if any. The Survivor Benefit shall be paid in a lump sum cash payment unless the Participant elected to have all or a portion of the benefits distributed according to Subsection (b).

     (b) Installment Payments. A Participant may elect to have the Survivor Benefit payment paid to the Participant's Beneficiary in substantially equal monthly cash payments over five (5) years, ten (10) years or fifteen (15) years if the Participant's Termination of Service is

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due to the Participant's death. The amount of each of the monthly installments shall be recalculated effective on January 1 of each year, based on the remaining Account balance and the amount, if any, attributable to the Participant's unfulfilled Deferral Elections and the remaining number of installment payments.

     (c) Death After Termination of Service. If the Participant dies after Termination of Service and all benefits have not been paid in a lump sum under
Section 4.2(a), the Survivor Benefit shall be equal to the Participant's Account, determined according to Sections 3.6 and 4.6, and payable in the form and at the time the Participant had elected.

     (d) Election Change. A Beneficiary may request that the Administrative Committee approve a change in payment form from installments to a lump sum if
(i) the Administrative Committee determines, on the Beneficiary's application, that the Beneficiary has experienced a Financial Hardship justifying the request for an election change, or (ii) the Beneficiary agrees to accept a reduction in the benefit value, as the Administrative Committee determines on advice of counsel as necessary to preclude any Plan Participant from receiving taxable income before the time the Participant actually receives his or her benefit.

     (e) Death Following Change in Control. If a Participant is entitled to a payment under Section 4.8 and dies prior to receiving his entire Account, the balance of the Participant's Account shall be paid to Participant's Beneficiary in a lump sum cash payment or on an installment basis, according to the Participant's existing election for payment on Change in Control.

Section 4.4 In-Service Distributions. A Participant may elect to receive an In-Service Distribution from his or her Account subject to the following restrictions:

     (a) Election Timing. An In-Service Distribution from the Account for a particular Deferral Election must be elected at the same time the Participant makes the particular Deferral Election.

     (b) Distribution Amount. A Participant may elect to receive an In-Service Distribution equal to the amounts the Participant deferred under a particular Deferral Election, as prescribed by the Administrative Committee in advance of the Deferral Period. If a previously elected amount exceeds the Account balance when an In-Service Distribution is to be made, only the Account balance will be paid.

     (c) Timing and Manner of In-Service Distribution. The In-Service Distribution shall be made in cash and shall commence at the time and in the manner the Participant elected in the Participation Agreement, but if the Participant has a Termination of Service, the In-Service Distribution election will be canceled and distribution will be made under Section 4.2. If the Participant commences Retirement and has elected payment on Retirement, the In-Service Distribution election will be canceled and distribution will be made under Section 4.2. No In-Service Distribution shall be made before two (2) years after the initial effective date of the Deferral Election requesting an In-Service Distribution.

     (d)    Distribution Treatment. Amounts paid to a Participant under this
Section 4.4 shall be treated as distributions from the Participant's Account.

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Section 4.5 Unscheduled Distributions. If the Administrative Committee
determines that a Participant has suffered a Financial Hardship or if the Participant agrees to accept a benefit reduction in an amount the Administrative Committee deems necessary on advice of counsel to avoid any other Participant's constructive receipt of taxable income, the Administrative Committee, in its sole discretion, may make distributions from an Account before the time specified for Account payment. Any unscheduled withdrawal will be paid in a lump sum cash payment and will be subject to a minimum amount of $10,000 and any additional conditions the Administrative Committee prescribes. Unscheduled distribution applications and Administrative Committee determinations shall be in writing, and a Participant may be required to furnish proof of Financial Hardship in a formal manner as the Administrative Committee deems appropriate, on advice of counsel.

Section 4.6 Valuation and Settlement. The date when a lump sum is paid or the date when installment payments commence shall be the "Settlement Date". The Settlement Date shall be no more than thirty (30) days after the last day of the month when the Participant or his Beneficiary becomes entitled to payments due to Retirement, Termination of Service or death, unless the Participant elected to defer commencement of payments under Section 4.2(b). The Settlement Date for an In-Service Distribution or delayed payments shall be the month when the Participant elects to have payments commence. The amount of a lump sum and the initial amount of installment payments shall be based on the Participant's Account value on the Valuation Date immediately before the Settlement Date.

Section 4.7 Small Benefit. Notwithstanding a Participant's election, the Company may pay any benefit as a lump sum cash payment to the Participant or any Beneficiary, if the value of the Plan benefits remaining after a distribution for any reason, or the benefit payable to the Participant or Beneficiary when payments would otherwise commence, is less than $2,000.

Section 4.8 Change in Control. Notwithstanding any contrary provisions of this
Article IV, if a Change in Control occurs while this Plan is in effect, the provisions of this Section 4.8 shall control. If a Change in Control occurs, the full amount of contributions and earnings accrued or credited to the Participant's Account (either as cash amounts or as DSUs) on the date immediately before the Change in Control, shall be distributed in cash to the Participant or the Participant's Beneficiary, if a Survivor Benefit is being paid to a Beneficiary at Change in Control. Payment shall be made on a lump sum or installment basis, according to the Participant's payment election on Change in Control.

Section 4.9 Combined Gross-up Payment; Tax Defense.

     (a) Combined Gross-up Payment. If a Participant becomes entitled to one or more payments (including, without limit, an increase in pension benefits and the vesting of an option or other non-cash benefit or property) under the terms of any Company plan, arrangement or agreement (the "Total Payments"), which are or become subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar tax that may be imposed) (the "Excise Tax"), the Company shall pay the Participant an additional cash amount (the "Combined Gross-up Payment") so the net amount the Participant retains after reduction for (i) any Excise Tax on the Total Payments and (ii) any federal, state and local income or employment tax and Excise Tax payable for the Combined Gross-up Payment, shall

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equal the Total Payments. To determine the Combined Gross-up Payment amount, a
Participant shall be deemed (i) to pay federal income taxes at the highest stated rate of federal income tax (including surtaxes, if any) for the calendar year when the Combined Gross up Payment is to be made; and (ii) to pay any applicable state and local income taxes at the highest stated rate of taxation (including surtaxes, if any) for the calendar year when the Combined Gross-up Payment is to be made. Any Combined Gross-up Payment shall be made to the Participant at the same time any Total Payment subject to the Excise Tax is paid or deemed received by the Participant. The Combined Gross-up Payment shall not be paid under this Plan if a Combined Gross-up Payment identical to or greater than the amount calculated under this Section 4.9 is paid under any other Company plan, arrangement or agreement.

     (b) Tax Defense. If, in connection with the examination of a Participant's tax return, the Internal Revenue Service asserts that any amount payable or benefit provided under this Plan is a "parachute payment" as defined in the Code, and the amount or benefit was not treated as a parachute payment to determine a Combined Gross-up Payment, the Company at its cost shall assume the defense of any controversy involving the issue and shall indemnify and hold the Participant harmless for all liabilities, costs, taxes, interest and penalties attributable to the issue and, to the extent necessary (without duplication), shall increase the Combined Gross-up Payment to give effect to any additional amount or benefit determined to be a parachute payment. The Participant shall cooperate with the Company so the Company will be able to challenge any adverse Internal Revenue Service determination through administrative proceedings and, if determined by the Company, through litigation.

                                   ARTICLE V

                             BENEFICIARY DESIGNATION

Section 5.1 Beneficiary Designation. Each Participant shall have the right to designate a Beneficiary or Beneficiaries to receive his or her Account on his or her death, as determined according to Section 4.3. The designation shall be on a form provided by and delivered to the Company. The Participant shall have the right to change or revoke any designation from time to time by filing a new designation or notice of revocation with the Company. No notice to or consent by any Beneficiary shall be required for any change or revocation.

Section 5.2 Failure to Designate Beneficiary. If a Participant fails to designate a Beneficiary before his or her death, or if no designated Beneficiary survives the Participant, the balance in the Participant's Account shall be paid in a lump sum cash payment to the executor or administrator for his or her estate.

                                   ARTICLE VI

                                 ADMINISTRATION

Section 6.1 Administrative Committee. The Administrative Committee shall be responsible for Plan administration.

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Section 6.2 Rules of Conduct. The Administrative Committee shall adopt rules for the conduct of its business and administration of this Plan as it considers desirable, provided they do not conflict with Plan provisions.

Section 6.3 Legal, Accounting, Clerical and Other Services. The Administrative Committee may authorize one or more of its members or any agent to act on its behalf and may contract for legal, accounting, clerical and other services to carry out this Plan. All Administrative Committee expenses shall be paid by the Company.

Section 6.4 Interpretation of Provisions. The Administrative Committee shall have the exclusive right and discretionary authority to interpret Plan provisions and to decide questions arising in its administration. The Administrative Committee's decisions and interpretations shall be final and binding on the Company, Participants, Directors, Beneficiaries and all other persons.

Section 6.5 Administrative Records. Records reflecting Plan administration shall be kept.

Section 6.6 Claim Denial. The Administrative Committee shall provide adequate notice in writing to any Participant, Director or Beneficiary whose claim for Plan benefits has been denied, setting forth the specific reasons for the denial. The Participant, Director or Beneficiary will be given an opportunity to request the Administrative Committee's review of the decision denying the claim. The Participant, Director or Beneficiary shall be given sixty (60) days from the date of the notice denying any claim to request a review.

Section 6.7 Liability of Committee. No Administrative Committee member shall be liable for any action taken in good faith or exercise of any power given the Administrative Committee, or for the actions of other Administrative Committee members.

                                  ARTICLE VII

                          AMENDMENT AND DISCONTINUANCE

Section 7.1 Plan Amendment. This Plan may be amended from time to time by the Board of Directors of the Company.

Section 7.2 Termination. The Company intends to continue this Plan indefinitely, but reserves the right to terminate it at any time. If a Change in Control occurs, this Plan shall be terminated following distribution of assets to Participants or to the Independent Plan Administrator under the Trust Agreement.

Section 7.3 Effect of Amendment or Termination. No amendment or termination of this Plan may adversely affect the benefit payable to any former Participant or Beneficiary receiving Plan benefits before the effective date of the amendment or termination, or the benefit of any Participant or Beneficiary who, on the effective date, was vested in or eligible to receive a Plan benefit, except as follows. Payment of a Participant's Account to the Participant or a Beneficiary in a previously elected distribution form on Change in Control shall not be considered an amendment which adversely affects Plan benefits.

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     No Plan amendment or termination due to a Change in Control shall adversely affect the amount of contributions and earnings accrued or credited to any former or current Participant's Account immediately before the Change in Control.

                                  ARTICLE VIII

                                  MISCELLANEOUS

Section 8.1 Unsecured General Creditor. Participants and their Beneficiaries shall have no legal or equitable rights, claims or interests in any specific Company assets or property, nor shall they be the beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts, or the proceeds owned, or which may be acquired, by the Company ("Policies"). Any Policies or other Company assets shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured Company promise to pay money in the future.

Section 8.2 Grantor Trust. Although the Company is responsible to pay all Plan benefits, the Company, in its sole discretion, may contribute funds to a grantor trust, as it deems appropriate, to pay Plan benefits. The trust may be irrevocable, but trust assets shall be subject to the claims of Company creditors. If any Plan benefits are actually paid from the trust, the Company shall have no further obligation for the benefits but to the extent not paid, benefits shall remain the obligation of, and shall be paid, by the Company. Participants or Beneficiaries shall have the status of unsecured creditors insofar as their legal claims for Plan benefits and shall have no security interest in the grantor trust.

Section 8.3 Payments and Benefits Not Assignable. Payments to and benefits under this Plan are not assignable, transferable or subject to alienation since they are primarily for the support and maintenance of the Participants and Beneficiaries. Likewise, payments shall not be subject to attachment by creditors of, or through legal process against, the Company, the Administrative Committee or the Participants.

Section 8.4 No Right To Board Service. No Plan provisions shall give a Director the right to be retained in Company service nor shall this Plan or any action taken under the Plan be construed as a contract for Board service.

Section 8.5 Adjustments. At the Company's request, the Administrative Committee may adjust a Participant's Plan benefits or make other adjustments for that Participant to correct administrative errors or provide uniform treatment of Participants in a manner consistent with the Plan's intent and purpose.

Section 8.6 Obligation to Company. If a Participant becomes entitled to a distribution of Plan benefits, and if at that time the Participant has any outstanding debt, obligation, or other liability representing an amount owed to the Company, or any Company benefit plan, then the Company may offset the amount owed to it or the benefit plan against the amount of benefits otherwise distributable. The Administrative Committee shall make this determination.

Section 8.7 Protective Provisions. Each Participant shall cooperate with the Company by furnishing any and all information the Company requests to facilitate benefit payments, taking physical examinations as the Company deems necessary and taking other relevant action as the Company requests. If a Participant refuses to cooperate, the Company shall have no further obligation to the Participant under the Plan. If the Participant makes any material misstatement of information or nondisclosure of medical history, then no benefits will be payable to the Participant or his Beneficiary, provided, that in the Company's sole discretion, benefits may be payable in an amount reduced to compensate the Company for any loss, cost, damage or expense suffered or incurred by the Company as a result in any way of any action, misstatement or nondisclosure.

Section 8.8 Gender, Singular and Plural. All pronouns and any variations are deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons require. The singular may be read as the plural and the plural as the singular as the case requires.

Section 8.9 Law Governing. This Plan shall be construed, regulated and administered under the laws of the State of Texas, except to the extent that the laws are preempted by federal law.

Section 8.10 Notice. Any notice or filing required or permitted to be given to the Administrative Committee or the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Company, directed to the attention of the Secretary of the Company. Notice shall be deemed given on the delivery date or, if delivery is made by mail, on the postmark date on the receipt for registration or certification.

Section 8.11 Successors and Assigns. This Plan shall be binding upon the Company and its successors and assigns.

Section 8.12 Provisions for Incapacity. If the Administrative Committee deems any person entitled to receive any payment under this Plan incapable of receiving or disbursing the payment because of minority, illness or infirmity, mental incompetency, or incapacity of any kind, the Administrative Committee, in its sole discretion, may take any one or more of the following actions: it may apply the payment directly for the person's comfort, support and maintenance; it may reimburse any person for any support supplied to the person entitled to receive any payment; or it may pay any other person the Administrative Committee selects to disburse the payment for the comfort, support and maintenance of the person entitled to it, including, without limit, any relative who has wholly or partially undertaken the expense of the person's comfort, care and maintenance, or any institution which has care or custody of the person entitled to the payment. The Administrative Committee, in its sole discretion, may deposit any payment due to a minor to the minor's credit in any savings or commercial bank the Administrative Committee's chooses.

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